Exhibit 3.4


                    INTERNATIONAL THOROUGHBRED BREEDERS, INC.

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                     * * * *

     International Thoroughbred Breeders, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of International Thoroughbred Breeders, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation to limit the liability of a director for monetary damages to the Corporation or its stockholders for breach of fiduciary duty, to liability (I) for breach of the director's duty to loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent violations by the director of the provisions of Delaware law concerning unlawful stock purchases or redemptions and the unlawful payment of dividends, and (iv) for any transaction from which the director derived an improper personal benefit. The resolution setting forth the proposed amendment is as follows:

               RESOLVED that the Corporation's Certificate of Incorporation be amended by adding a new Article
               Twelfth to read:



                                "Article Twelfth

                    No  Director  of the  Corporation  shall have
               liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director occurring after the date on which the Certificate of Amendment amending the


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               Certificate  of   Incorporation  to  include  this
               Article Twelfth is filed with the Secretary of State of Delaware; provided, however, that the
               foregoing   shall  not  limit  or  eliminate   the
               liability of a director (I) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not
               in  good  faith  or  which   involve   intentional
               misconduct  or a knowing  violation of law,  (iii)
               under   Section  174  of  the   Delaware   General
               Corporation law or (iv) for any transaction from which the director derived an Improper personal benefit."


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said International Thoroughbred Breeders, Inc. has caused this certificate to be signed by Kerry B. Fitzpatrick, its President, and attested by Helen Sands, its Assistant Secretary, this 11th day of December, 1986.

                                       INTERNATIONAL THOROUGHBRED
                                               BREEDERS, INC.




                                       By: /s/Kerry Fitzpatrick
                                           --------------------
                                           President

ATTEST:

/s/Helen Cianguilli
-------------------
Assistant Secretary



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